Exhibit 10.9

Freshworks Inc
2950 S. Delaware St, Suite 201
San Mateo, CA 94403

September 28, 2023

To:
Mika Yamamoto

Dear Mika,

Congratulations! I am pleased to present you this offer of employment with Freshworks Inc. (“Freshworks”) as Chief Customer and Marketing Officer. Your employment offer with Freshworks will get confirmed upon your acceptance of the terms of this offer. I look forward to welcoming you as part of our global team on the Start Date set forth below.

The terms of your employment with Freshworks are set forth below (“Terms”):

1.Position. You will serve as Chief Customer and Marketing Officer of Freshworks. You will be responsible for the duties and responsibilities customary for the position of a global Chief Customer and Marketing Officer and as may be directed by Freshworks’ Chief Executive Officer and the President, to whom you will report. You will work out of our facility located in Bellevue, Washington. Notwithstanding the foregoing, Freshworks may change your position, duties, and work location from time to time at its discretion.

2.Cash Compensation. Your annual gross base salary will be $420,000 (less payroll deductions and withholdings) payable in accordance with Freshworks’ standard payroll schedule. Your compensation is subject to adjustment pursuant to Freshworks’ employee compensation policies in effect from time to time.

3.Performance Bonus. You will be eligible to receive an annual performance bonus of up to $270,000
(less payroll deductions and withholdings) which will be subject to the attainment of goals set for you and Freshworks pursuant to Freshworks’ variable pay policy. The bonus payment for Q4 2023, if any, shall be pro-rated in accordance with the terms of the 2023 Cash Incentive Plan based upon your Start Date. Whether you receive such a bonus, and the amount of such bonus, shall be determined by Freshworks in its sole discretion based upon the attainment, in Freshworks’ judgment, of the goals set by Freshworks for you and other criteria to be determined by Freshworks. Any bonus will be paid within thirty (30) days after Freshworks’ determination that a bonus shall be awarded. You must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you or by Freshworks for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid.

4.Equity Awards.

a.RSUs. Subject to the approval of the Board or an authorized committee thereof, your New Hire RSU Award will be awarded in two separate installments as follows:
i.You shall receive Restricted Stock Units (“RSUs”) with a value of $8,000,000 from Freshworks granted pursuant to an equity incentive plan adopted or maintained by Freshworks (the “New Hire RSU Award”). The New Hire RSU Award shall be granted to you on the first of the month following your Start Date (which shall be December 1, 2023 provided you commence employment before that date) and the number of RSUs subject to the New Hire RSU Award shall be determined by dividing $8,000,000 by the closing price of our common stock on the grant date, rounded down to the nearest whole share. The New Hire RSU Award shall vest over two years, subject to your continued employment with Freshworks, as follows: (i) 50% on the first anniversary of the grant date and (ii) 12.5% each quarter thereafter. The New Hire RSU Award shall be subject to and governed by the terms and conditions of a Restricted Stock Unit Award Notice and Grant Agreement between you and Freshworks which shall be delivered to you under separate cover.
ii.In addition, subject to you remaining employed by Freshworks at the time of grant, you shall receive a grant of RSUs with a value of $4,000,000 from Freshworks granted pursuant to an equity incentive plan adopted or maintained by Freshworks (the “Inducement RSU Award”). The Inducement RSU Award shall be granted to you on the next established grant date following the second anniversary of your Start Date (which shall be January 2, 2026 provided your Start Date is on or around November 20, 2023) and the number of RSUs subject to the Inducement RSU Award shall be determined by dividing $4,000,000 by the closing price of our common stock on the grant date, rounded down to the nearest whole share. The Inducement RSU Award shall vest over two years at a rate of 12.5% each quarter following the grant date, subject to your continued employment with Freshworks as of such vesting date. The Inducement RSU Award shall be subject to and governed by the terms and conditions of a Restricted Stock Unit Award Notice and Grant Agreement between you and Freshworks which shall be delivered to you under separate cover.
b.Refresh Grants. You will be eligible to receive equity refresh grants as part of the executive compensation review cycle applicable to all members of the management team, subject to you remaining employed and subject to the approval of the Board or an authorized committee thereof and the then-effective equity grant practices of Freshworks, which may change from time to time.

5.Benefits. As a regular employee of Freshworks, you will be eligible to participate in a number of company-sponsored benefits offered to similarly situated employees, which may change from time to time. Information about these benefits will be outlined in a separate document. Freshworks reserves the right to change or revise the benefits offered at any time.

6.Paid Time Off. You will be entitled to participate in Freshworks’ paid time off and sick time policies, as in effect from time to time.

7.Employee Inventions and Proprietary Information Agreement. As a Freshworks employee, you are required to follow its rules and regulations. Therefore, you will be asked to acknowledge and sign and comply with the Employee Confidential Information and Invention Assignment Agreement attached hereto as Schedule I (“Schedule I”), which prohibits, among other things, the unauthorized use or disclosure of Freshworks’ confidentiality and proprietary information.

8.Freshworks Policies. As a Freshworks employee, you agree to comply fully with all Freshworks policies and procedures applicable to employees, as amended and implemented from time to time, including, without limitation, regulatory and compliance procedures. In order to retain necessary flexibility in the administration of its policies and procedures, Freshworks reserves the right to change or revise its policies and procedures. In your work for Freshworks, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Freshworks. You agree that you will not bring onto Freshworks premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You also agree to honor all obligations to former employers during your employment with Freshworks. You hereby represent that you have disclosed to Freshworks any contracts you have signed that may restrict your activities on behalf of Freshworks.

9.Data Protection and Privacy. Please review Schedule II attached hereto regarding data protection and privacy. By signing this offer letter, you confirm: (a) that, where Freshworks’ processing of your personal information is based upon your consent (as described in Freshworks’

Staff Privacy Notice) or your consent is otherwise required by applicable law, you consent to the processing of your personal information (including sensitive or special categories of personal information) as described in Schedule II and in the Freshworks’ Staff Privacy Notice, and (b) that you will process staff, customer, supplier and other third party personal information strictly in accordance with applicable data protection laws and Freshworks’ data protection and information security policies.

10.Severance.

a.Termination for Cause; Resignation; Death or Disability. If, at any time, Freshworks terminates your employment for Cause (as defined herein), or if you resign at any time and for any reason outside of the Change of Control Period (as defined herein), or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from Freshworks, including any severance benefits.

b.Termination without Cause. If at any time other than during the Change of Control Period (as defined herein), Freshworks terminates your employment without Cause, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

i.Salary Continuation. An amount equal to six (6) months of your then current base salary, less all applicable withholdings and deductions, paid over such six (6) month period, on the schedule described below (the “Salary Continuation”);

ii.COBRA Benefits. If you timely elect continued coverage under COBRA for yourself and your covered dependents under Freshworks’ group health plans following such termination of employment, then Freshworks shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the six (6) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self- employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). If you become eligible for coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify Freshworks of such event, and all payments and obligations under this clause shall cease.

iii.Target Performance Bonus. An amount equal to a pro rata portion of your target annual performance bonus for the year in which the covered termination occurred, less all applicable withholdings and deductions and less any amounts already determined or paid during the year in which the covered termination occurred. This payment of a pro rata portion of your target annual performance bonus will be paid in a lump sum on the same day as the first Salary Continuation payment.

iv.Vesting Acceleration. Acceleration of the vesting of all time-based vesting requirements for equity awards previously granted to you as of the date of termination as to the number of shares that would have vested pursuant to the time-based vesting requirements in accordance with the applicable vesting schedule as if you had been in service for an additional six (6) months following your employment termination date (based upon months of service and not the occurrence of corporate events or milestones). Such acceleration shall be effective as of the effective date of your termination of employment.
c.Termination without Cause or Resignation For Good Reason in Connection With a Change of Control. If Freshworks terminates your employment without Cause, or you resign for Good Reason, in either case, within three (3) months prior to or twelve (12) months following the effective date of a Change of Control (as defined herein) (the “Change of Control Period”), and provided such termination constitutes a Separation from Service, then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the “Change of Control Severance Benefits”):

i.Without Cause. If Freshworks terminates your employment without Cause within the Change of Control Period:
i.Salary Continuation. An amount equal to twelve (12) months of your then current base salary, less all applicable withholdings and deductions, paid over such twelve (12) month period, on the schedule described below (the “Change of Control Salary Continuation”);
ii.COBRA Benefits. If you timely elect continued coverage under COBRA for yourself and your covered dependents under Freshworks’ group health plans following such termination of employment, then Freshworks shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date pursuant to the terms set forth in 10(b)(ii) but for a period of twelve (12), rather than six (6) months;
iii.Target Performance Bonus. An amount equal to your target annual performance bonus for the year in which the covered termination occurred, less all applicable withholdings and deductions and less any amounts already determined or paid during the year in which the covered termination occurred. This target annual performance bonus amount will be paid in the lump sum on the same day as the first Change of Control Salary Continuation payment;
iv.Vesting Acceleration. Acceleration of the vesting of all-time-based vesting requirements for equity awards previously granted to you as of the date of termination (based upon months of service and not the occurrence of corporate events or milestones). Such acceleration shall be effective as of the effective date of your termination of employment.

ii.Resign for Good Reason. If you resign for Good Reason within the Change of Control Period:
i.Salary Continuation. An amount equal to six (6) months of your then current base salary, less all applicable withholdings and deductions, paid over such six (6) month period, on the schedule described below (the “Change of Control Salary Continuation”);
ii.COBRA Benefits. If you timely elect continued coverage under COBRA for yourself and your covered dependents under Freshworks’ group health plans following such resignation of employment, then Freshworks shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date pursuant to the terms set forth in 10(b)(ii);
iii.Target Performance Bonus. An amount equal to 50% of your target annual performance bonus for the year in which the covered termination occurred, less all applicable withholdings and deductions and less any amounts already determined or paid during the year in which the covered termination occurred. This target annual performance bonus amount will be paid in a lump sum on the same day as the first Change of Control Salary Continuation payment;

iv.Vesting Acceleration. Acceleration of the vesting of all-time-based vesting requirements for equity awards previously granted to you as of the date of termination as to the number of shares that would have vested pursuant to the time-based vesting requirements in accordance with the applicable vesting schedule as if you had been in service for an additional twelve (12) months following your employment termination date (based upon months of service and not the occurrence of corporate events or milestones). Such acceleration shall be effective as of the effective date of your termination of employment.

d.Conditions For Receipt of Severance Benefits or Change of Control Severance Benefits. Both the Severance Benefits and Change of Control Severance Benefits are conditional upon: (i) your continuing to comply with your obligations under your Employee Inventions and Proprietary Information Agreement; (i) your delivering to Freshworks an effective, general release of claims in favor of Freshworks in a form acceptable to Freshworks within 60 days following your termination date; and (iii) if you are a member of the board of directors of Freshworks and/or any subsidiaries of Freshworks, your resignation from such board of directors and all committees thereof, to be effective no later than the date of your termination date (or such other date as requested by the board of directors). The Salary Continuation or Change of Control Salary Continuation will be paid in equal installments on Freshworks’ regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, Freshworks will pay you in a lump sum the Salary Continuation or Change of Control Salary Continuation and other Severance Benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of the Salary Continuation or Change of Control Salary Continuation and other Severance Benefits being paid as originally scheduled. For the avoidance of doubt, in no event will you be entitled to benefits under both Section 10(b) and Section 10(c), nor will you be entitled to benefits under both Sections 10(c)(i) and 10(c)(ii). If you would otherwise be eligible for severance benefits under both Section 10(b) and Section 10(c), you will receive the benefits set forth in Section 10(c)(i) or 10(c)(ii), as applicable, and such benefits shall be reduced by any benefits previously provided to you under Section 10(b).

e.Definitions. For purposes of this agreement, the following terms shall be defined as follows:

i.Change of Control. For purposes of this agreement, “Change of Control” means (i) a sale of all or substantially all of Freshworks' assets other than to an Excluded Entity (as defined below), (ii) a merger, consolidation or other capital reorganization or business combination transaction of Freshworks with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of Freshworks’ then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (A) change the jurisdiction of Freshworks’ incorporation, (B) create a holding company that will be owned in substantially the same proportions by the persons who hold Freshworks’ securities immediately before such transaction, or (C) obtain funding for Freshworks in a financing that is approved by Freshworks’ board of directors. An “Excluded Entity” means a corporation or other entity of which the holders of voting capital stock of Freshworks outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction. In no event will a Change of Control be deemed to have occurred if such transaction does not also constitute a “change in the ownership or effective control of” Freshworks or “a change in the ownership of a substantial portion of the assets of” Freshworks as determined under Treasury Regulations Section 1.409A- 3(i)(5).

ii.Cause. For purposes of this agreement, “Cause” shall mean one or more of the following: (i) conviction (or guilty or nolo plea) of a felony or crime of moral turpitude; (ii) willful, continued failure or refusal to follow lawful and reasonable instructions of Freshworks; (iii) willful, continued failure to faithfully and diligently perform assigned duties; (iv) unethical, immoral, fraudulent, or other serious misconduct; (v) conduct that materially discredits, or is materially detrimental to, Freshworks or any affiliate; or (vi) material breach of Employee Inventions and Proprietary Information Agreement, or Freshworks policies. The determination as to whether you are being terminated for Cause shall be made in good faith by Freshworks and shall be final and binding. The foregoing definition does not in any way limit Freshworks’ ability to terminate your employment at any time.

iii.Good Reason. For purposes of this agreement, “Good Reason” shall mean the occurrence of any of the following events without your consent: (i) a material reduction in your Base Salary (unless pursuant to a salary reduction program applicable generally to Freshworks’ similarly situated employees); (ii) a material reduction in your duties, responsibilities or authority; or (iii) the relocation of your principal place of employment, without your consent, in a manner that lengthens your one-way commute distance by fifty (50) or more miles from your then-current principal place of employment immediately prior to such relocation; provided, however, that, any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give Freshworks written notice of your intent to terminate for Good Reason within sixty (60) days following the first occurrence of the condition(s) that you believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) Freshworks fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) you terminate your employment within sixty (60) days following the end of the Cure Period.

11.Section 409A. It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by Freshworks at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with Freshworks are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with Freshworks, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

12.Parachute Payments. In the event that the benefits provided for in this agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this section, would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits under this agreement or otherwise shall be payable either (a) in full, or (b) as to such lesser amount which would result in no portion of such benefits being subject to an excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section

4999, results in your receipt on an after-tax basis, of the greatest amount of benefits under this agreement or otherwise, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A, and if more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Unless you and Freshworks otherwise agree in writing, any determination required under this section shall be made in writing by Freshworks’ independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and Freshworks for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and Freshworks shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. Freshworks shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by you with the Accountants for tax planning under Sections 280G and 4999 of the Code.

13.No Assignment. All of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. Freshworks may assign its rights under these Terms to any entity that assumes Freshworks’ obligations hereunder in connection with any sale or transfer of all or a substantial portion of Freshworks’ assets to such entity.

14.Tax Matters. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from Freshworks. You agree that Freshworks does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against Freshworks or its Board of Directors related to tax liabilities arising from your compensation.

15.Working at Freshworks. While you render services to Freshworks, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with Freshworks. By signing this letter agreement, you confirm to Freshworks that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Freshworks.

16.Employment Relationship. Employment with Freshworks is for no specific period of time. Your employment with Freshworks is “at will,” meaning that either you or Freshworks may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and Freshworks. Although your job duties, title, compensation and benefits, as well as Freshworks’ personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Freshworks (other than you).

17.Interpretation, Amendment and Enforcement. Upon your acceptance of this offer, these Terms together with the Employee Inventions and Proprietary Information Agreement constitute the complete agreement between you and Freshworks, contains all of the terms of your employment with Freshworks and supersedes any other agreements, promises made to you, representations or understandings (whether written, oral or implied) between you and Freshworks. These Terms may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of Freshworks. These Terms and the resolution of any disputes as to the meaning, effect, performance or validity of these Terms or arising out of, related to, or in any way connected with, these Terms, your employment with Freshworks or any other relationship between you and Freshworks (the “Disputes”) will be governed by the laws of the State of California, USA excluding laws relating to conflicts or choice of law. You and Freshworks submit to the exclusive personal jurisdiction of the federal and state courts of the State of California in connection with any Dispute or any claim related to any Dispute.

18.Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with Freshworks, you and Freshworks agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, including, but not limited to, for employees located in Massachusetts, Massachusetts

Antidiscrimination Act, Mass. Gen. Laws ch.151B and the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with Freshworks, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/) before a single arbitrator in San Jose, California or, for employees located outside of California, at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and Freshworks waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  In addition, with the exception of Excluded Claims (as defined below) arising out of 9 U.S.C., chapter 4, all claims, disputes, or causes of action under this section, whether by you or Freshworks, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.  This paragraph shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid(collectively, the “Excluded Claims”), including claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency.  Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.  You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this letter agreement shall be decided by the arbitrator.  Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or Freshworks would be entitled to seek in a court of law. You and the Company shall equally share all  arbitration administrative fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate your and the Company’s agreement to arbitrate; provided, however, that for employees in California and Hawaii, the Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law and for employees in Alaska, the Company will pay all arbitration fees in any wage and hour dispute.  For employees located outside of California, Hawaii, and Alaska, to the extent the arbitration service does not collect or you otherwise do not pay an equal share of all arbitration administrative fees, and the Company pays your share, you acknowledge and agree that the Company shall be entitled to recover from you in a federal or state court of competent jurisdiction half of the arbitration fees invoiced to the parties (less any amounts you paid to the arbitration service). Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your employee confidential information and inventions assignment agreement or as otherwise provided under applicable law.  Nothing in this letter agreement is intended to prevent either you or Freshworks from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.  For employees located in Illinois only, you and the Company acknowledge your right to (1) report any good faith allegation of unlawful employment practices to any appropriate federal, state, or local government agency that enforces anti-discrimination laws; (2) report any good faith allegation of criminal conduct to any appropriate federal, state, or local official; (3) participate in a proceeding with any appropriate federal, state, or local government agency that enforces anti-discrimination laws; (4) make any truthful statements or disclosures required by law, regulation, or legal process; and (5) request or receive confidential legal advice.

Please sign and date this letter and the Employee Confidential Information and Invention Assignment Agreement to signify your acceptance of this offer and to accept employment at Freshworks under the Terms described above. This offer, if not accepted, will expire at the close of business on September 30, 2023. This offer of employment is contingent upon the satisfactory results of a background check to be performed. As required by law, your employment with Freshworks is also contingent upon you providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon you starting work with Freshworks on the Start Date set forth below. If you are unable to provide documentation of your authorization to work in the United States, or if you are unable to start work with Freshworks on the Start Date, this letter will have no effect and you will not be employed by Freshworks.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Pamela Sergeeff_________________________

Pamela Sergeeff
Chief Legal Officer and General Counsel

I understand and accept the terms of this employment offer.

/s/ Mika Yamamoto
Mika Yamamoto
October 3, 2023
Date

START DATE: November 20, 2023